Exhibit 99.1

              Intermec and Symbol Resolve RFID Dispute;
       Symbol Joins Intermec RFID Rapid Start Licensing Program;
  Companies Agree to Work Toward Resolution of All Other IP Disputes

    EVERETT, Wash. & HOLTSVILLE, N.Y.--(BUSINESS WIRE)--Sept. 6, 2005--Intermec Technologies Corp. and Symbol Technologies Inc. (NYSE:SBL), pioneers and leaders in automated data capture technologies, have reached an agreement that settles their RFID (radio frequency identification) intellectual property dispute. In addition, all other pending and anticipated legal actions have been placed on hold while the two companies attempt to resolve their remaining intellectual property disputes.
    In June 2004, Intermec filed a patent infringement suit against Matrics Corp., now Symbol Technologies, related to Intermec's RFID patents. Under terms of this agreement between the two companies, Symbol Technologies has joined Intermec's Rapid Start RFID intellectual property licensing program. The Rapid Start Licensing Program provides Symbol access to a number of Intermec RFID patent portfolios, including RFID tags and fixed and portable readers. Symbol also is providing Intermec access to Symbol's RFID intellectual property by exercising the cross-licensing provisions of the Rapid Start program. In addition, Intermec will file for dismissal of its RFID lawsuit in the Delaware district court.
    Both companies believe this agreement is a fair compromise of the issues related to RFID and that subsequent efforts to reach resolution of all legal disputes is in the best interests of shareholders and customers and will encourage accelerated adoption of RFID and automated data collection technologies within the industry.

    About Intermec

    Intermec Technologies Corp., a UNOVA Inc. (NYSE:UNA) company, develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include Intellitag(R) RFID, mobile computing systems, bar code printers and label media. The company's products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For further information, visit www.intermec.com, or call 800-347-2636. To learn more about UNOVA, visit www.unova.com.

    About Symbol Technologies

    Symbol Technologies Inc., The Enterprise Mobility Company(TM), is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs under the Symbol Enterprise Mobility Services brand. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world's leading companies. More information is available at www.symbol.com.

    CONTACT: Intermec Corporate Communications
             Jennette Seward, 425-356-1747
             jennette.seward@intermec.com
             or
             Symbol Technologies
             Patricia Hall, 631-738-5636
             patricia.hall@symbol.com